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                              ____________________                EXHIBIT 10.17


                    RESOLUTIONS OF THE BOARD OF DIRECTORS OF
               FIRST PALM BEACH BANCORP, INC. AWARDING RECOGNITION
                   AND RETENTION SHARES FOR OUTSIDE DIRECTORS


                               September 17, 1996


         WHEREAS, The Board of Directors of First Federal Savings and Loan Association of the Palm Beaches (the "Association") adopted the Recognition and Retention Plan for Outside Directors (the "RRP") at the [June 8, 1993] meeting and the RRP was subsequently approved by stockholders of First Palm Beach Bancorp, Inc. (the "Company") at the January 24, 1994 Annual Meeting of Stockholders; and

         WHEREAS, The Board of Directors is considering electing Dr. Holly Hadley and Dr. Daniel O. Sokoloff as members of the Board of Directors of the Company and the Association.

         WHEREAS, The Compensation Committee of the Board of Directors has recommended to the Board that the Association grant to each of Dr. Holly Hadley and Dr. Daniel O. Sokoloff a Plan Share Award (as defined in the RRP) of 5,300 shares of Common Stock of the Company under the RRP upon the election and qualification of each of them as a member of the Board of Directors of the Company and the Association.

         WHEREAS, In light of the increase in market value of the Common Stock of the Company since the adoption of the RRP, the Board of Directors considers it in the business interest of the Association to amend the RRP to reduce the number of shares of Common Stock awarded to non-employee directors elected to the Board of Directors of the Association and its Affiliates after the date of the Association's conversion from the mutual to the stock form of organization.

         NOW THEREFORE BE IT RESOLVED, That the first paragraph of Section 6.02 of the RRP shall be amended in its entirety to read as follows:



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                  (b) Each individual who is first elected as an Outside
                  Director subsequent to the date of the Association's Conversion ("Subsequent Outside Directors") shall be granted a Plan Share Award of 5,300 Plan Shares subject to (a) above (the "Fixed Award"), as of the effective date of such election. Notwithstanding the preceding, no Plan Share Award shall be made under this Plan to any Subsequent Outside Director who at any previous time was an employee of either the Company or the Association and in such capacity was eligible for a Plan Share Award under the Association's Recognition and Retention Plan for officers and employees.

         BE IT FURTHER RESOLVED, That the Board of Directors grants to Dr. Holly Hadley a Plan Share Award (as defined in the RRP) of 5,300 shares of Common Stock of the Company under the RRP upon her election and qualification as a member of the Board of Directors of the Company and the Association upon such terms and conditions as provided in the RRP.

         BE IT FURTHER RESOLVED, That the Board of Directors grants to Dr. Daniel O. Sokoloff a Plan Share Award (as defined in the RRP) of 5,300 shares of Common Stock of the Company under the RRP upon his election and qualification as a member of the Board of Directors of the Company and the Association upon such terms and conditions as provided in the RRP.

         BE IT FURTHER RESOLVED, That the proper officers of the Association are authorized to take such actions as are necessary or desirable in connection with the foregoing resolutions.

         BE IT FURTHER RESOLVED, That all actions heretofore taken by the officers and directors of the Association relating to the foregoing resolutions are hereby approved, ratified and confirmed in all respects.




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